EXHIBIT 5.1 AND 23.2

                          LAW OFFICES OF DAVID E. WISE
                                  P.O. Box 4061
                          Incline Village, Nevada 89451
                                 (619) 437-4132



December  7,  2000


Board  of  Directors
DIGITAL  BRIDGE,  INC.
21436  n. 20TH Avenue, Suite 4
Phoenix,  Arizona  85027

Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about December 8, 2000, in connection with the registration under the Securities Act of 1933, as amended, of 3,000,000 shares of the Company's Common Stock, par value
 .001 (exclusive of any securities associated therewith, the "Stock") to be sold by you pursuant to the Company's 2000 Stock Incentive Plan. (the "Plan").

As your counsel, we have examined the proceedings relating to and action taken by you in connection with the adoption of the Plan.

It is our opinion that the 3,000,000 shares of the Stock that may be issued and sold by the Company pursuant to the Plan, when issued and sold in the manner provide in the Plan, will be validly issued, fully-paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In providing this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations of the Commission thereunder.


Very  truly  yours,



/s/  David  E.  Wise
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LAW  OFFICES  OF  DAVID  E.  WISE



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